Exhibit 3.34

OPERATING AGREEMENT

OF

CCA-BOISE PLAZA, LLC

THIS OPERATING AGREEMENT (“Agreement”) of CCA-Boise Plaza, LLC, a Delaware limited liability company (the “Company”), is entered into as of the              day of June 2012 (the “Effective Date”) by and among CCA Acquisition Company, LLC, a California limited liability company (“CCA”), KW Boise Plaza LLC, a Delaware limited liability company (“KW”), and the other members listed on Schedule 1 of this Agreement (collectively, the “Members”). The Members are entering into this Agreement pursuant to the Delaware Limited Liability Company Act, Delaware Corporation Laws Sections 18-101, et.seq., as amended from time to time (the “Delaware Act”). Capitalized terms used but not defined in (or prior to) the paragraph in which such terms are used are defined in section 6.3 of this Agreement.

For good and valuable consideration the receipt and sufficiency of which hereby is acknowledged, the Members hereby declare the following to be the Agreement:

ARTICLE I

ORGANIZATION

1.1 Name. The name of the Company is “CCA-Boise Plaza, LLC”. The Company may conduct business under that name.

1.2 Purpose. The nature of the business of the Company and the purposes for its organization and existence shall be limited solely to the following business and activities:

1.2.1 to acquire, own, operate, lease, re-develop, hold and/or sell a certain parcel of real property more particularly described on Exhibit A attached hereto (the “Property”), consisting of a portion of the property commonly referred to as the Boise Plaza Shopping Center; and

1.2.2 to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware that are related or incidental to the foregoing and necessary, to accomplish any of the matters contemplated by this Section 1.2.

1.3 Registered Office and Agent, Principal Office. The Company’s registered agent for service of process in Delaware shall be The Corporation Trust company and the registered office of the Company within the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The principal office of the Company shall be located at c/o CCA Acquisition Company, LLC, 145 South Fairfax Avenue, Suite 401, Los Angeles, California 90036. The identity of the Company’s registered office and agent and the location of the Company’s principal office may be changed at will by the Managing Member upon written notice to Members.

1.4 Term. The term of this LLC shall be from the date listed above through the date that is 50 years following such date subject to the right to dissolve and liquidate the Company earlier in accordance with the terms of this Agreement.

ARTICLE II

POWERS AND MANAGEMENT

2.1 Powers of the Company. Subject to the limitations set forth in this Agreement and the Certificate of Formation, the Company shall possess and may exercise all of the powers and privileges granted to it by the Delaware Act, by any other law or by this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purposes of the Company set forth in the Certificate of Formation or this Agreement.

2.2 Limited Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated for any such debt, obligation or liability of the Company by reason of being a member of the Company.

2.3 Management. Except with respect to the Major Decisions set forth in Section 2.3.1 below (which shall be decided by the Members in accordance with Section 2.3.1) and except as otherwise provided in this Agreement, the management of the Company shall be vested in CCA as managing member (the “Managing Member”). Subject to the terms of this Agreement, the Managing Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described in the Certificate of Formation or this Agreement, including all powers, statutory or otherwise, possessed by members of a limited liability company under the Delaware Act. In furtherance of the foregoing provisions of this Section 2.3, the Managing Member is hereby authorized to cause the Company to take any action or expend any sum that is contemplated by the then in effect Approved Business Plan without obtaining any further approval or consent from any Member or person.

2.3.1 Limitations on Authority of Managing Member. Notwithstanding the foregoing, and except as otherwise permitted pursuant to an Approved Business Plan, the Managing Member shall not take the following actions (collectively, the “Major Decisions”) without obtaining the consent of Members holding a majority of the Investor Member Percentage Interests of the Company:

2.3.1.1 The sale, exchange, transfer, or other disposition (whether by sale, merger, conversion, liquidation or otherwise) of all or substantially all of the Company’s assets occurring as part of a single transaction or plan;

2.3.1.2 The material modification, change or amendment to the terms and conditions of any business plan that is submitted to, and approved by, the Members in accordance with Section 2.5;

2.3.1.3 Except for any contributions required to be made by the Members to the capital of the Company pursuant to an Approved Business Plan, the decision to require the Members to make additional contributions to the capital of the Company that are in excess of $500,000, cumulative;

2.3.1.4 Issuing additional interests in the Company;

2.3.1.5 Entering into, amending, renewing, modifying, terminating or consenting to any lease, except in accordance with the Approved Business Plan;

2.3.1.6 The merger of the Company with any other entity;

2.3.1.7 Contracting for any debt or liability (each an “Obligation”) where (i) such Obligation (when taken together with all prior Obligations made without the consent of the Members pursuant to this Section 2.3.1.7 relating to the same line item for the same time period in the Approved Business Plan) exceeds the greater of Seventy-Five Thousand Dollars ($75,000) or 105% on a year-to-date basis of the applicable line item amount allocated in such Approved Business Plan for that same time period, or (ii) such Obligation exceeds 20% of the total expenditures in Approved Business Plan; provided that consent shall not be required for any Obligation required to fulfill the Company’s contractual obligations as the landlord under any lease for any portion of the Property regardless of whether such Obligation is included in the Approved Business Plan, including, without limitation, any Obligation relating to snow removal;

2.3.1.8 Except as otherwise provided by this Agreement, the entry by the Company into any contract with any Member, or an Affiliate of a Member, or with respect to any such contract, making any amendment, modification, rescission or termination thereof;

2.3.1.9 The acquisition of any real property on behalf of the Company other than the Property;

2.3.1.10 Except as required by the terms hereof or the Approved Business Plan, distributing any cash or any Company property;

2.3.1.11 The Company’s extending credit or making loans or becoming a surety, guarantor, endorser or an accommodation endorser for any person or entity;

2.3.1.12 The terms and conditions of any debt or equity financing and/or refinancing on behalf of the Company (including any Member Loan), and/or the amendment or extension of the terms of any financing or refinancing previously approved by the Members;

2.3.1.13 To the extent not contemplated in the Approved Business Plan, the selection of, and entering into, any contract or agreement with a third party service provider including, without limitation, attorneys, accountants, third-party property managers, architects, engineers, environmental consultants, or other consultants or professionals, to be employed or commissioned, and the termination of, or material modifications of any such contract or agreements, provided that consent shall not be required for the Managing Member to take such actions that the Managing Member reasonably determines are necessary or appropriate for purposes of enforcing any leases, and that the Managing Member reasonably believes are within the scope of the Approved Business Plan;

2.3.1.14 Making any decision with respect to legal or tax matters, including, without limitation, making any tax elections of the Company, changing or adopting any method of accounting, allocation of profit and loss or of depreciating property not specifically provided for herein, which could reasonably have a material adverse effect upon the Company or any Member, provided that consent shall not be required for the Managing Member to take such actions that the Managing Member reasonably determines are necessary or appropriate for purposes of enforcing any leases, and that the Managing Member reasonably believes are within the scope of the Approved Business Plan;

2.3.1.15 Filing of any insurance claim or any insurance settlement involving a claim which could reasonably be expected to exceed Two Hundred Fifty Thousand Dollars ($250,000);

2.3.1.16 Changing any insurance and fidelity bond coverage carried by the Company from the coverages set forth in the Approved Business Plan; provided, however, notwithstanding the foregoing, the Managing Member, without obtaining prior written consent may change insurance carriers provided that the new insurance carrier has the same AM Best (or equivalent) rating as the insurance carrier approved as part of the Approved Business Plan, the coverage is for at least the same amount(s), the deductible has not increased, the premium has not increased and KW has been provided with written notice;

2.3.1.17 Except to the extent the dissolution of the Company is mandated by this Agreement or any applicable law which is not superseded by this Agreement, the dissolution and winding up of the Company;

2.3.1.18 The initiation, institution, defense, waiver, settlement and/or compromise of any litigation on behalf of or with respect to the Company or any assets thereof except with respect to the institution of legal action against a tenant that fails to timely pay rent or that is otherwise required to enforce any provision of a lease;

2.3.1.19 Except as otherwise provided in the Approved Business Plan, the payment of any property management fees;

2.3.1.20 The dissolution or liquidation of the Company, or the filing of a petition in bankruptcy or reorganization or instituting any other form of insolvency proceeding with respect to the Company, or consenting to the institution of same, or the admission in writing by the Company of its inability to pay its debts generally as they become due; and

2.3.1.21 The modification of any of the limitations on the Managing Member’s powers set forth in this section.

2.3.2 Consent Requests. Each Member shall approve or disapprove in writing any request for consent to an action of the Managing Member within three (3) business days after receipt of a written request from the Managing Member that clearly describes the action to be taken (the “Consent Request”). If a Member fails to respond to a Consent Request within the required time period, such Member shall be deemed to have consented to the Managing Member’s request for consent. If a Member refuses to Consent, such Member shall deliver written notice to the Managing Member within the required time period, and such notice shall specify in reasonable detail the reasons why the Member has refused to provide consent. If the Managing Member fails to obtain the required consent of Members necessary to take the actions described in the Consent Request, then the matter shall be resolved pursuant to Section 2.4.

2.3.3 Emergency Actions. Notwithstanding anything to the contrary set forth herein, the Managing Member shall have the right to take such actions as it, in its reasonable judgment, deems necessary or appropriate for the protection of life or health or the preservation of Company assets if under the circumstances in the good faith judgment of the Managing Member there exists an emergency or other situation requiring an immediate decision which should not be delayed pending approval of Members holding a majority of the Investor Member Percentage Interests of the Company. The Managing Member will promptly notify the Members of any such actions.

2.3.4 Expense Reimbursement; Asset Management Fee. The Managing Member shall be entitled to reimbursement by the Company for all reasonable out-of-pocket expenses incurred pursuant to the Approved Business Plan, or that are within the scope of the Approved Business Plan, and in connection with Company, this Agreement or the Property; provided, however, the Managing Member shall not be paid salary. Subject to any approvals required under Section 2.3.1.8, the Managing Member may deal with any related firm, person or entity on terms and conditions that are consistent with terms available by a similarly qualified third party. The Company shall pay the Asset Management Fee to the Managing Member either on the last day of each calendar month in arrears or concurrently with distributions to Members pursuant to Section 3.5 below.

2.3.5 Liability and Indemnity. No Member (nor any authorized person of the Company) shall be liable or accountable in damages or otherwise to the Company or to the Members for any error of judgment or any mistake of fact or law or for anything that such Member (or such authorized person) may do or refrain from doing after the date of this Agreement that is done, or not done, in good faith in furtherance of the Company’s interest, except in the case of fraud, willful misconduct, or gross negligence. The Company does hereby indemnify, defend and hold harmless each Member (and each authorized person of the Company) from and against any loss, expense or damage suffered by such Member (or such authorized person) arising out of or otherwise in connection with the Company by reason of anything which such Member (or such authorized person) may do or refrain from doing in good faith hereafter for and on behalf of the Company and in furtherance of its interest, this Agreement or the Property; provided, however, such indemnification will not extend to fraud, willful misconduct, or gross negligence.

2.3.6 Other Activities of Managing Member Permitted. The Managing Member may engage in other business activities and shall be obliged to devote only as much of its time to the business of the Company as shall be reasonably required in light of the purposes of the Company. The Managing Member shall perform its duties in good faith and in the manner in which it believes to be in the best interests of the Company. Notwithstanding anything to the contrary set forth in this Agreement, except in connection with fraud, willful misconduct or gross negligence, the Managing Member will have no liability in connection with the performance of its duties hereunder. Notwithstanding anything to the contrary set forth herein, no Member including the Managing Member shall have any duty or obligation to make other investment opportunities available to the Company or to other Members in the future. Any Member, including the Managing Member, may engage in whatever activities it chooses without incurring any obligation to offer any interest in such activities to the Company or to any other Member. Any property other than the Property (as defined in this Agreement) acquired by or standing in the possession of or held in the name of a Member including the Managing Member shall be conclusively deemed not to be Company property (without limiting the foregoing, an example would be the Managing Member’s computer equipment) unless an instrument in writing signed by the relevant Member shall specify to the contrary.

2.3.7 Approval of Acquisition Financing. The Members hereby expressly authorize and approve the acquisition of the Property. The Members further hereby authorize the Managing Member to take any and all actions and to sign any and all loan documents in connection with obtaining acquisition financing from California Republic Bank in the approximate original principal amount of $3,940,000 (the “CRB Loan”). The Managing Member is hereby authorized to execute in the name of and on behalf of the Company in its capacity as Managing Member to deliver any and all of the loan documents and assignments of collateral, indemnities, certificates, affidavits, financing statements, applications, notices and agreements and to take from time to time any other actions which the Managing Member shall in its discretion determine to be necessary or appropriate to effect the transactions contemplated by any such document or instrument. The execution and delivery of any such document or instrument by the Managing Member shall constitute conclusive evidence that the terms and conditions contained in such documents or instruments have been determined to be appropriate by the Managing Member on behalf of the Company. In connection with the acquisition and financing, any and all actions heretofore taken by CCA in its capacity as Manager of the Company to execute and deliver any of the agreements authorized by the foregoing provisions are hereby approved, ratified and confirmed in all respects.

2.3.8 Replacement for CRB Loan. In the event that KW or its Affiliate fails to comply with the demand deposit account requirements set forth in the Loan Agreement entered into in connection with the CRB Loan, KW shall either, in KW’s sole and absolute discretion, (a) pay to the Company upon written request from the Managing Member or any other Member, an amount equal to the additional cost to the Company in connection with the CRB Loan, or (b) loan to the Company an amount necessary to refinance the CRB Loan, at KW’s cost, under substantially the same or better terms that existed under the CRB Loan as of the date the Company acquired the Property.

2.4 Deadlock. Notwithstanding anything in this Agreement to the contrary, in the event that the Members are deadlocked on any Major Decision or matter or decision which in the reasonable opinion of either party prevents the Company from (a) carrying on its business in the ordinary course, or (b) completing a material transaction, and the parties are unable to resolve such deadlock after a period of at least ten business days after written notice from either party (a “Deadlock”), then (x) if the Deadlock occurs during the Put/Call Period (as defined below), no action shall be taken in connection with the matter or decision, and (b) regardless of when the Deadlock occurs, the parties shall each have the rights and obligations set forth in this Section 2.4.

2.4.1 KW Put Right During Put/Call Period. In the event of a Deadlock during the first 36 months after the Effective Date (the “Put/Call Period”) KW shall have the right to put all of KW’s Investor Member Percentage Interests to CCA upon written notice to CCA (the “Put Notice”). CCA shall have 30 days after its receipt of the Put Notice to deliver written notice to KW electing to purchase KW’s Investor Member Percentage Interests for a purchase price equal to KW’s capital contributed to the Company plus a ten percent annual return on such capital (less the amount of previous distributions) from and after the date KW made its contribution (the “Put Purchase Price”). If CCA elects to purchase KW’s Investor Member Percentage Interests, the parties shall complete such transaction within 120 days after CCA’s receipt of the Put Notice. CCA shall pay the Put Purchase Price by wire transfer to an account designated by KW, provided that if no account is designated, CCA may pay the Put Purchase Price by check. KW shall make customary representations and warranties to CCA in connection with the transfer of its Investor Member Percentage Interests to CCA, and each party shall deliver such documents and take such actions as reasonably requested by the other party in order to complete the transfer.

2.4.2 CCA Call Right During the Put/Call Period. In the event that CCA fails to elect to purchase KW’s Investor Member Percentage Interests within the required time period after receipt of the Put Notice, KW shall purchase all of CCA’s Company Interests for the purchase price equal to the greater of (a) an amount equal to the Fair Market Value of CCA’s Company Interests, or (b) an amount equal to CCA’s capital contributed to the Company plus a ten percent annual return on such capital (less the amount of previous distributions) from and after the date CCA made its contribution, plus the greater of (x) $250,000, or (y) 2.5% of the all-in acquisition cost of the Property (the “Call Purchase Price”). If KW is required to purchase CCA’s Company Interests, the parties shall complete such transaction within 120 days after CCA’s receipt of the Put Notice. KW shall pay the Call Purchase Price by wire transfer to an account designated by CCA, provided that if no account is designated, KW may pay the Call Purchase Price by check. CCA shall make customary representations and warranties to KW in connection with the transfer of its Company Interests to KW, and each party shall deliver such documents and take such actions as reasonably requested by the other party in order to complete the transfer.

2.4.3 Deadlocks After the Put/Call Period. In the event of a Deadlock that occurs after the Put/Call Period, each party shall have the rights and obligations set forth in Section 6.2 (Buy/Sell Rights) below.

2.4.4 Fair Market Value. For purposes of this Agreement, the term “Fair Market Value” means the fair market value of the Company Interest of a Member as determined by an MAI accredited senior appraiser, reasonably approved by KW and CCA, based on an appraisal of the Property, and excluding any minority interest discount or discount for non-transferability.

2.5 Business Plan.

2.5.1 Initial Business Plan. The Members have heretofore approved the initial Approved Business Plan for the Company attached as hereto as Exhibit “            .” The initial Approved Business Plan contains, among other things, a plan and a budget for the Property. Unless the Members determine otherwise, each Approved Business Plan shall be based upon continuing the leasing, maintenance and operation of the Property in a prudent manner so as to enhance the value of the Property.

2.5.2 Annual Revision to Business Plan. On or before November 1 of each year, the Managing Member shall submit to the Members for their review and approval a proposed revised business plan for the succeeding fiscal year. In addition, the Managing Member may from time to time submit to the Members for their review and approval any material changes or additions to the Approved Business Plan recommended by the Managing Member. Each Member shall approve or disapprove in writing such proposed revised business plan within fifteen (15) days after the receipt thereof (“Business Plan Response”). If a Member disapproves of any portion of the proposed revised business plan, such Member’s Business Plan Response shall specify in reasonable detail which portion the Member disapproves and the reasons therefor, and if a Member fails to do so, then such Member shall be deemed to have approved such proposed revised business plan. The Managing Member shall approve or disapprove in writing each Member’s Business Plan Response within fifteen (15) days after the receipt thereof. If the Managing Member disapproves of any portion of a Business Plan Response, it shall specify in reasonable detail within such latter fifteen (15) day period which portion it disapproves and the reasons therefor, and if it fails to do so on or before the expiration of such latter fifteen (15)-day period, then the Managing Member shall be deemed to have approved such Business Plan Response. If the Managing Member disapproves of a Business Plan Response (as provided herein) within such latter fifteen (15)-day period, then the matter set forth in such Business Plan Response shall be resolved pursuant to Section 2.4.

2.5.3 Approved Business Plan. The then in effect approved business plan, and any approved changes, modifications, or amendments to such plan, or any non-material changes, modifications or amendments to such plan shall be the “Approved Business Plan” for the Property.

2.6 Removal of Managing Member.

2.6.1 Replacement Event. Notwithstanding anything contained herein to the contrary, KW shall have the right to remove CCA as Managing Member upon any of the following events (a “Replacement Event”), all in accordance with this Section 2.6:

2.6.1.1 Uncured Breach. CCA breaches (i) any material representation, covenant or agreement of CCA set forth in this Agreement, which breach shall continue for a period of fifteen (15) days after written notice thereof shall have been given to CCA; provided that if the breach is such that it is curable, but cannot be cured within fifteen (15) days, then the fifteen (15) day period shall be extended for a reasonable period (but not to exceed ninety (90) days from the date of the breach), provided CCA has commenced to remedy the breach and is diligently proceeding to cure such breach; or (ii) any material representation, covenant or agreement set forth in any Management Service Agreement between CCA and the Company, which breach is not cured within the applicable period, if any, specified for such cure in such Management Service Agreement and provided that CCA is the counterparty under the applicable Management Service Agreement as of the effective date of such Management Service Agreement.

2.6.1.2 Fraud, Willful Misconduct or Gross Negligence. Any (i) fraud, willful misconduct, or intentional misrepresentation by CCA (including, but not limited to, misappropriation of insurance proceeds, condemnation awards, or, if applicable, misappropriation of rents and/or sales proceeds or deposits), or (ii) any gross negligence by CCA in connection with the business and affairs of the Company which gross negligence results in a material adverse effect on the Company;

2.6.1.3 Dissolution, Liquidation or Bankruptcy. The dissolution and winding up or liquidation of CCA or an event of bankruptcy occurring with respect to CCA; and

2.6.1.4 Loan Default. A material default by CCA under any documents evidencing, securing or guaranteeing any loan of the Company or in respect of the Property (collectively, “Loan Documents”) due to CCA’s gross negligence, or intentional misconduct, and the passage of applicable notice, grace or cure periods.

2.6.2 Replacement of Managing Member. If a Replacement Event occurs, then CCA shall deliver written notice (a “Replacement Event Notice”) to KW of the occurrence of such Replacement Event. KW may (but shall not be required to), at any time following the occurrence of a Replacement Event, up to the date that is ninety (90) days following delivery of a Replacement Event Notice, deliver a termination notice to CCA (“Termination Notice”) removing CCA as Managing Member and terminating any and all rights CCA may have to manage the Company. Upon the delivery by KW of a Termination Notice (such date, the “Removal Date”), (i) KW (or such person appointed by KW) shall replace CCA (and CCA shall be removed) as the Managing Member of the Company, whereupon KW (or such person appointed by KW) will be entitled to exercise all the rights, duties and obligations of the Managing Member under this Agreement and (ii) KW may also elect at any time thereafter to terminate all Management Service Agreements. In the event that KW has elected to terminate all Management Service Agreements, KW shall be entitled to engage one or more replacement managers for the Company on arm’s length terms.

2.6.3 Consequences of Replacement Event.

2.6.3.1 Upon the removal and replacement of CCA as Managing Member, CCA shall not have any authority to act on behalf of the Company. Notwithstanding CCA’s removal and replacement as Managing Member, CCA shall retain all rights and obligations as a Member of the Company under this Agreement and the Delaware Act.

2.6.3.2 From and after the Removal Date, Distributions of Ordinary Cash Flow pursuant to the last sentence of Section 3.5.1 and Distributions of Extraordinary Cash Flow pursuant to the last sentence of Section 3.5.2 shall be made to the Members in proportion to their Investor Member Percentage Interests.

2.6.3.3 From and after the Removal Date, CCA shall not have any right to approve or disapprove any actions or decisions (including any Major Decisions) by any other Member in connection with the management or operations of the Company and KW or its designee shall have the right to make all decisions (including all Major Decisions) for the Company, in a commercially reasonable manner, and shall have the sole and full power and authority to enter into agreements and incur obligations in connection with the Company on behalf of the Company without first having to obtain the consent or concurrence of CCA; provided that KW shall provide prompt written notice of all such actions or decisions taken by KW without the consent or concurrence of CCA.

2.7 Officers. The Managing Member may, from time to time, appoint one or more persons as officers of the Company and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such persons. Unless the Managing Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Laws, the assignment of that title shall constitute the delegation to that person of the authority and duties that are normally associated with that office.

2.8 Signing Authority of Authorized Agent. The Company may delegate authority to sign checks, instruments and other documents on behalf of the Company as determined by the Managing Member.

ARTICLE III

CAPITAL ACCOUNTS, ALLOCATIONS AND DISTRIBUTIONS

3.1 Capital Contributions.

3.1.1 Initial Capital Contribution. The initial capital contribution to the Company in the amount of approximately [$1,650,000] (the “Initial Capital Contribution”) shall be made to the Company by the Members in accordance with the table set forth on Schedule 1 attached hereto (the “Investor Members”) and shall be contributed to the Company at such times and in such increments as contemplated by the Approved Business Plan to fund costs or expenses paid or incurred by the Company in accordance with the provisions of this Agreement.

3.1.2 Additional Capital Contributions. If, at any time following the contribution to the Company in full of the Initial Capital Contribution, the Managing Member determines that additional funds are necessary for the Company to meet its current or projected financial requirements that are contemplated pursuant to the terms of the Approved Business Plan, and the Members otherwise approve an additional capital contribution pursuant to Section 2.3.1.3 (if required by that section), then the Managing Member shall deliver written notice of such actual or projected cash need (“Additional Capital Contribution Notice”) to the Investor Members, and a contribution date (which shall be not less than fifteen (15) days following the effective date of the Additional Capital Contribution Notice). The Investor Members shall contribute to the Company such amount on a pro rata basis among Investor Members in accordance with their respective Investor Member Percentage Interests (“Additional Capital Contribution”). If any Investor Member fails to contribute the required amount of Additional Capital Contribution (“Delinquent Contribution”), then on written notice to the delinquent Investor Member (at the address set forth for notice on the signature page hereof), the other Investor Members, in addition to any other rights or remedies they may have at law or in equity, shall have the right to advance their pro-rata portion (such pro-rata portion calculated without regard to the delinquent Investor Member) of the Delinquent Contribution to the Company (each non-delinquent Investor Member’s contribution compensating for another Investor Member’s Delinquent Contribution is referred to in this Agreement as an “Additional Distress Capital Contribution”). If a non-delinquent Investor Member does not contribute its pro rata share of the Delinquent Contribution, then the remaining non-delinquent Investor Members shall have the right to make supplemental Additional Distress Capital Contributions on a pro rata basis (calculated based on all Investor Member Percentage Interests owned by Investor Members making the supplemental Additional Distress Capital Contributions) to cover the shortfall. In the event that any Additional Distress Capital Contribution is made to the Company, then, each contributing Investor Member’s Capital Account shall be adjusted upward corresponding to 100% of the amount of such advance and each Investor Member’s respective Percentage Interest and Investor Member Percentage Interest shall be adjusted accordingly based on the amount of invested capital of each Investor Member, including all Additional Capital Contributions and Additional Distress Capital Contributions, so that the Percentage Interests and Investor Member Percentage Interests of the Investor Members who make Additional Capital Contributions and/or Additional Distress Capital Contributions shall increase, and the Percentage Interest and Investor Member Percentage Interest of delinquent Investor Members shall correspondingly decrease.

The Members hereby expressly agree that the methodology set forth in this section is fair and reasonable to each of them. The Members hereby expressly and unconditionally waive the right to claim that the remedy for failing to make an Additional Capital Contribution set forth in this Section is unreasonable or unenforceable as liquidated damages.

3.2 Member Loan. Subject to Section 2.3.1.12, if additional funds are necessary for the Company to meet its current or projected financial requirements and/or in lieu of obtaining Additional Capital Contributions from the Members, the Managing Member may deliver written notice of such actual or projected cash deficit to the Members. Within ten (10) business days following the effective date of such notice, each Member shall have the right, but not the obligation, to advance to the Company, in cash, an amount equal to such necessary funds. Any and all advances made by any lending Member to the Company pursuant to this Section 3.2 shall be treated as a loan (“Member Loan”) with recourse only to the assets of the Company (but without recourse to the assets of any Member). If more than one (1) Member desires to make a loan to the Company in accordance with the provisions of this Section 3.2, then such lending Members shall be entitled to advance the necessary funds to the Company in proportion to their respective Investor Member Percentage Interests (or in such other proportion as such lending Members may otherwise agree). Any and all Member Loans made to the Company by any Member pursuant to this Section 3.2 shall bear interest at the lesser of (i) six percent (6%), adjusted and compounded annually during the term of such loan(s), or (ii) the maximum nonusurious rate then permitted by law for such loan(s), and such loan(s) shall be due and payable solely from the cash proceeds of the Company. The repayment of any Member Loans made pursuant to this Section 3.2 shall be made prior to any other distributions to the Members pursuant to Section 3.5; provided that if the Member Loans replace acquisition financing for the Property and are paid current in accordance with their terms, the Company may continue to make distributions pursuant to Section 3.5 before such Member Loans are repaid in full. Accordingly, notwithstanding the provisions of Section 3.4, and subject to the preceding sentence, until any and all Member Loans made pursuant to this Section 3.2 are repaid in full, the Members shall draw no further distributions from the Company and all cash or property otherwise distributable with respect to the interests of the Members shall be paid to the lending Member(s) in proportion to, and as a reduction of the outstanding balance(s) of any such loan(s), with such funds being applied first to reduce any interest accrued thereon, and then to reduce the principal amount thereof.

3.3 Capital Accounts. The Company shall establish an individual capital account (“Capital Account”) for each Member. The Company shall determine and maintain each Capital Account in accordance with Treasury Regulations Section 1.704-l(b)(2)(iv). Upon a valid transfer of a Member’s interest in the Company in accordance with Section 5.1, such Member’s Capital Account shall carry over to the new owner.

3.4 Percentage Interests. The Member’s respective percentage interests (“Percentage Interests”) in the Company shall be as follows:

Managing Member	25%
Other Members in Accordance with Schedule 1	75%

The Managing Member has received its Percentage Interest in exchange for the services that it has performed for the Company with regard to the acquisition of the Property and the establishment of the Company.

3.5 Distributions.

3.5.1 Ordinary Cash Flow. For each calendar year, the Investor Members will be entitled to the first monies from Ordinary Cash Flow up to the amount that equals the “Minimum Return” (defined in Section 6.4) on invested capital (less amounts of previously returned capital). Ordinary Cash Flow for any calendar year in excess of the Minimum Return, first, shall be distributed to the Managing Member (the “Managing Member Return”) until the amount of Ordinary Cash Flow distributed to the Managing Member equals twenty five percent (25%) of the sum of (i) the Minimum Return and (ii) the Managing Member Return. Subject to Section 2.6.3.2, Ordinary Cash Flow for any calendar year in excess of the sum of the Minimum Return and Managing Member Return shall be distributed among the Members and Managing Member in accordance with their respective Percentage Interests.

Subject to Section 2.3.1.10, distributions of Ordinary Cash Flow shall be made at such times as the Managing Member determines in the exercise of its good faith and commercially reasonable business judgment (at least quarterly to the extent of available cash flow). In the event there is insufficient Ordinary Cash Flow in any year to pay the Minimum Return to Members, then Members shall be entitled in the immediately subsequent year and any future year (if necessary) to the “Make-Up Return” (defined in Section 6.4) prior to the distribution of Ordinary Cash Flow for such immediately subsequent year and future years in accordance with this Section 3.5.1 The Make-Up Return shall be cumulative (but not compounded) so that, to the extent necessary, it shall continue to be carried over to the immediately subsequent year and combined with any Make-Up Return accruing in such immediately subsequent year until paid in full.

3.5.2 Extraordinary Cash Flow. Extraordinary Cash Flow shall be distributed (a) first to pay the Make-Up Return current, if applicable, (b) second to return capital to the investors (that was contributed in accordance with Section 3.1 hereof), and (c) thereafter, subject to Section 2.6.3.2 and after all invested capital has been returned to the Members, in accordance with Percentage Interests.

3.5.3 Limitation on Distributions. Except as otherwise provided below, distributions pursuant to Sections 3.5.1 and 3.5.2 hereof shall not exceed the maximum amount of such distributions that can be made without causing any Member or Managing Member to have an Adjusted Capital Account Deficit at the end of any fiscal year. In the event that less than all of the Members and Managing Member would have an Adjusted Capital Account Deficit as a consequence of the distributions pursuant to Sections 3.5.1 and 3.5.2 hereof, the limitation set forth in this Section 3.5.3 shall be applied on a Member by Member basis and distributions that are not permitted to be made to any Member or Managing Member as a result of such limitation shall be made to the other Members or Managing Member in accordance with the positive balances in the Capital Accounts of such Members so as to distribute the maximum amount of cash flow to each such member without causing such members to have an Adjusted Capital Account Deficit. In the event that all of the Members and the Managing Member would have an Adjusted Capital Account Deficit as a consequence of the distributions pursuant to Sections 3.5.1 and 3.5.2 hereof, such distributions shall be made in accordance with the provisions of Sections 3.5.1 and 3.5.2 hereof. Notwithstanding the foregoing, if no distribution is payable to the Managing Member because of this Section 3.5, the parties agree that it would be unfair and unreasonable for the Managing Member to be deprived of such distributions and accordingly agree that the amount that would have been paid to the Managing Member as a distribution but for this Section 3.5 shall in any event be paid to the Managing Member as a mandatory fee and not as a distribution.

3.6 Allocations of Net Profits and Net Loss.

3.6.1 Net Profit. Net Profit shall be allocated among the Members in accordance with and in proportion to cash distributed to the Members. In the event that no cash is distributed, then Net Profit shall be allocated to the members pro rata in proportion to their Percentage Interests

3.6.2 Net Loss. Net Losses shall be allocated to the Members pro rata in proportion to their Percentage Interests.

3.7 Special Allocations. Notwithstanding Section 3.6,

3.7.1 Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any fiscal year, each Member shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, in subsequent fiscal years) in an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain that is allocable to the disposition of Company property subject to a Nonrecourse Liability, which share of such net decrease shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(2). Allocations pursuant to this Section 3.7.1 shall be made in proportion to the amounts required to be allocated to each Member under this Section 3.7.1. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 3.7.1 is intended to comply with the minimum gain chargeback requirement contained in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

3.7.2 Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. If there is a net decrease in Company Minimum Gain attributable to a Member Nonrecourse Debt during any fiscal year, each Member who has a share of the Company Minimum Gain attributable to such Member Nonrecourse Debt (which share shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, in subsequent fiscal years) in an amount equal to that portion of such Member’s share of the net decrease in Company Minimum Gain attributable to such Member Nonrecourse Debt that is allocable to the disposition of Company property subject to such Member Nonrecourse Debt (which share of such net decrease shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(5)). Allocations pursuant to this Section 3.7.2 shall be made in proportion to the amounts required to be allocated to each Member under this Section 3.7.2. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4). This Section 3.7.2 is intended to comply with the minimum gain chargeback requirement contained in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

3.7.3 Nonrecourse Deductions. Any nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(b)(l)) for any fiscal year or other period shall be allocated to the Members in proportion to their Percentage Interests.

3.7.4 Member Nonrecourse Deductions. Those items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures which are attributable to Member Nonrecourse Debt for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such items are attributable in accordance with Treasury Regulations Section 1.704-2(i).

3.7.5 Qualified Income Offset. If a Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6), or any other event creates a deficit balance in such member’s Capital Account in excess of such Member’s share of Company Minimum Gain, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such excess deficit balance as quickly as possible. Any special allocations of items of income and gain pursuant to this Section 3.7.5 shall be taken into account in computing subsequent allocations of income and gain pursuant to this Article III so that the net amount of any item so allocated and the income, gain, and losses allocated to each Member pursuant to this Section 3.7.5, to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Article III if such unexpected adjustments, allocations, or distributions had not occurred.

3.7.6 Special Allocation of Depreciation. Notwithstanding any other provision of this Agreement, depreciation, including depreciation that qualifies as a nonrecourse deduction with the meaning of Treasury Regulations Section 1.704-2(b)(l), shall be allocated in accordance with and in proportion to invested capital (less amounts of previously returned capital).

3.7.7 Income Allocations Relating to Depreciation. Notwithstanding any other provision of this Agreement, Net profit realized from the sale, exchange or other disposition of property shall be allocated among the Members in proportion to, and to the extent of, the allocations of Depreciation that were made to such Members pursuant to Section 3.7.6 hereof; provided, however, that the allocation of Net Profit required by this Section 3.7.7 shall be made only with respect to allocations of Depreciation that do not relate to nonrecourse deductions described in Section 3.7 hereof.

3.7.8 Non-Cash Income. Non-cash income including, without limitation, income related to reduction of debt principal, income related to non-expensable costs and income related to monies deposited into reserves shall be allocated to the Members in proportion to the cash distributed to the Members for that year.

3.7.9 Loss Limitation. Allocations of Net Losses pursuant to Section 3.6.2 hereof and Depreciation pursuant to Section 3.7.6 hereof shall not exceed the maximum amount of such items that can be so allocated without causing any Member or the Managing Member to have an Adjusted Capital Account Deficit at the end of any fiscal year. In the event that less than all of the Members and the Managing Member would have an Adjusted Capital Account Deficit as a consequence of the allocation of Net Losses and Depreciation pursuant to Sections 3.6.2 and 3.7.6, the limitation set forth in this Section 3.7.9 shall be applied on a Member by Member basis and Net Losses and Depreciation not allocable to any Member or Managing Member as a result of such limitation shall be allocated to the other Members or Managing Member in accordance with the positive balances in the Capital Accounts of such members so as to allocate the maximum permissible amount of Net Losses and Depreciation to each such Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations. In the event that all of the Members and the Managing Member would have an Adjusted Capital Account Deficit as a consequence of the allocation of Net Losses and Depreciation pursuant to Sections 3.6.2 and 3.7.6, such Net Losses and Depreciation shall be allocated in accordance with the Members and Managing Member’s Percentage Interests.

3.7.10 Distribution In-Kind. Solely for purposes of determining Net Profits and Net Losses and Capital Accounts, the value of any property distributed in-kind to any Member or Managing Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Managing Member. The amount of such adjustment shall be treated as an item of gain (if the adjustment increases the value of such property) or loss (if the adjustment decreases the value of such property) from the disposition of such property and shall be taken into account for purposes of determining Net Profits and Net Losses.

3.7.11 Allocations of Income, Gain, Losses and Deductions to Comply with Regulations and Intentions of Members. The allocation of income, gains, losses and deductions set forth in this Agreement are intended to comply strictly with Regulations Section 1.704-1(b), Regulations Section 1.704-lT(b)(4)(iv), and Regulations Section 1.704-2 and are intended to have “substantial economic effect” within the meaning of those Regulations. The allocations may not be consistent with the manner in which Members intend to divide Company distributions. Accordingly, the Managing Member herby is authorized to divide allocations of Net Profits, Net Losses, and other items among Members so as to prevent the allocations from distorting the manner in which Company distributions will be divided among Members pursuant to this Article. In general, Members anticipate that this will be accomplished by specifically allocating other Net Profits, Net Losses, and items of income, gain, loss, and deduction among the Members so that the net amount of the allocations and such special allocations to each such Member is zero. If, for whatever reason, the Managing Member determines that the allocation provisions of the Agreement are unlikely to be respected for federal income tax purposes, the Managing Member is granted the authority to amend the allocation provisions of the Agreement, to the minimum extent necessary to effect the plan of allocations and distributions provided in this Agreement.

3.8 Code Section 704(c) Allocations. Notwithstanding any other provision in this Article III, in accordance with Code Section 704(c) and the Treasury Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company (or properly revalued) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value on the date of contribution (or revaluation). Allocations pursuant to this Section 3.8 are solely for purposes of federal, state and local taxes. As such, they shall not affect or in any way be taken into account in computing a Member’s Capital Account or share of profits, losses, or other items of distributions pursuant to any provision of this Agreement.

ARTICLE IV

ACCOUNTING AND RECORDS

4.1 Books and Records. The books and records of the Company shall be kept in accordance with the accounting methods followed for federal income tax purposes and shall be available for inspection by any Member upon prior reasonable notice to the Managing Member and during normal business hours at the offices of the Managing Member at any time reasonably acceptable to the Managing Member. The Company shall maintain at its principal office all of the following:

4.1.1 a current list of the full name and last known business or residence address of each Member set forth in alphabetical order, together with the capital contributions, Capital Account, Investor Member Percentage Interest, and Percentage Interest of each Member;

4.1.2 a copy of the Certificate of Formation and any and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Certificate of Formation or any amendments thereto have been executed.

4.1.3 copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;

4.1.4 a copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

4.1.5 copies of the financial statements of the Company, if any, for the six (6) most recent fiscal years; and

4.1.6 the Company’s books and records as they relate to the internal affairs of the Company for at least the current and past four (4) fiscal years.

4.2 Reports. The Company shall cause to be filed, in accordance with the Act, all reports and documents required to be filed with any governmental agency. The Company shall cause to be prepared monthly reports regarding the operations of the Company. The Company shall cause to be prepared at least annually information concerning the Company’s operations necessary for the completion of the Members’ federal and state income tax returns. The Company shall send or cause to be sent to each Member within (90) days after the end of each taxable year (i) such information as is necessary to complete the members’ federal and state income tax or information returns and (ii) a copy of the Company’s federal, state, and local income tax or information returns for the year. The Company shall also prepare and deliver to KW such other reports and documents as KW reasonably requests.

4.3 Tax Matters for the Company. The Managing Member is designated as “Tax Matters Partner” (as defined in Code Section 6231), to represent the Company (at the Company’s expense) in connection with all examination of the Company’s affairs by tax authorities and to expend Company funds for professional services and costs associated therewith, subject to any approval required by Section 2.3.1.14 above. The Tax Matters Partner shall keep the other Members appropriately informed of all developments with respect to taxes.

ARTICLE V

ASSIGNMENT AND DISSOLUTION

5.1 Assignments. No Member may assign its membership interest in whole or in part without the prior written consent of Members holding at least 95% of the Investor Member Percentage Interests provided, however, that the following transfers are permitted with prior written notice to the other Members: (a) bona fide family and estate planning transfers not to exceed 20% of each Member’s respective interest, (b) KW’s transfer of its Investor Member Percentage Interests to its Affiliates, and (c) the transfer of KW’s Investor Member Percentage Interests as required in connection with KW’s parent company’s status as a publicly traded corporation, as more particularly described on Schedule 2 attached hereto. If a Member transfers all of its Company Interest pursuant to this Article, the transferee shall be admitted to the Company as a Member upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective upon the transfer, and upon such admission, the transferor Member shall cease to be a Member of the Company if the transferor member has transferred its entire interest. Notwithstanding the foregoing, if any Member desires to transfer its entire interest in the Company to a third party, it shall give written notice thereof to the Managing Member with the price at which the Member desires to sell such membership interest (the “Interest Proposed to be Transferred”). The Managing Member shall promptly following receipt of such notice provide notice (each, a “Proposed Transfer Notice”) to the other Members regarding the Interest Proposed to be Transferred and the proposed terms of the transfer and each Member shall have the right, subject to applicable law and the applicable loan documents, to participate in the acquisition of such interest pro-rata in accordance with the Investor Member Percentage Interests owned by all non-transferring Members by providing written notice to the Managing Member within thirty (30) days following the date of the Proposed Transfer Notice. After the expiration of the thirty day period, the Managing Member shall contact each of the Members who have timely expressed a written desire to acquire a portion of the Interest Proposed to be Transferred (the “Responding Members”) and, subject to the desires of such Members, allocate the transfer of the interest pro-rata based upon the Investor Member Percentage Interests among the Responding Members subject to applicable law and loan documents. Any Member who is not a Responding Member will be deemed to have waived its right to participate in the acquisition of the Interest Proposed to be Transferred. In the event that (i) the non-transferring Members do not desire to acquire the Interest Proposed to be Transferred on the terms proposed and do not consent to a transfer of the interest to a third party or (ii) if applicable law or the applicable loan documents prohibit such a transfer, then the Interest Proposed to be Transferred may not be transferred. In any event, the Managing Member will exercise reasonable efforts to attempt to accommodate and assist the Member that desires to transfer its membership interest. Notwithstanding any provisions of this Agreement to the contrary, no Member shall sell or otherwise transfer its interest in the Company if doing so would cause a default under, or result in the acceleration of, any loan under which the Company is the borrower unless the lender under such loan has consented in writing to such sale or other transfer. Notwithstanding anything contained herein to the contrary, the Company and each Member shall not engage in or consent to any conveyance, transfer (including, without limitation, any transfer of any direct or indirect legal or beneficial interest including any profit interest) in the Company or any sale, lease, encumbrance, pledge of any interest in or affecting the Property other than as expressly permitted under the loan documents.

5.2 Events Giving Rise to Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

5.2.1 Election of Members. The written election of the Members holding at least 95% of the Investor Member Percentage Interests of the Company.

5.2.2 Judicial Dissolution. The entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

5.2.3 Expiration of Term. The expiration of the term of the Company unless such term has been extended by the Members holding a Majority of the Investor Member Percentage Interests of the Company.

5.2.4 Sale. The sale, transfer or other disposition by the Company of all or substantially all of its assets and the collection by the Company of any and all cash flow derived therefrom.

5.3 Winding Up. Upon the dissolution of the Company, the Company’s assets shall be disposed of and its affairs wound up. The Company shall given written notice of the commencement of the dissolution to all of its known creditors.

5.4 Order of Payment Upon Dissolution. After determining that all the known debts and liabilities of the Company have been paid or adequately provided for, the remaining assets shall be distributed to the Members in accordance with Section 3.5.2 hereof.

5.5 Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member shall be entitled to look to the assets of the Company for the distribution of its interests and no Member shall have any recourse for his or her capital contributions and/or share of Net Profits against any other Member.

5.6 Certificates. The Company shall file with the Delaware Secretary of State a Certificate of Dissolution upon the dissolution of the Company and a Certificate of Cancellation upon the completion of the winding up of the Company’s affairs.

ARTICLE VI

MISCELLANEOUS

6.1 Indemnification. The Company shall, except as otherwise provided herein, indemnify, defend, save harmless and pay all judgments and claims against the Members and their Affiliates and each of the Members’ and Company’s officers, directors, members, managers, family members, constituent partners, employees, attorneys, accountants and agents (collectively and individually, the “Indemnified Party” and the “Indemnified Parties”) from any and all claims, losses, costs, damages, liabilities an expenses of any kind whatsoever, including, without limitation, actual attorneys’ fees and court costs (which shall be paid as incurred) and liabilities under state and federal securities laws (to the extent permitted by law) that may be made or imposed upon or incurred by any Indemnified Party by reason of any act performed (or omitted to be performed) for or on behalf of the Company or in furtherance of or in connection with the Company business, except for those acts performed or omitted to be performed by the party seeking indemnification hereunder which constitute a default by such party under this Agreement or fraud, willful misconduct or active negligence. In the event of any action by a Member against any of the Indemnified Parties, including a derivative suit, the Company shall indemnify, defend, save harmless and pay all expenditures of the Indemnified Parties, including actual attorneys’ fees incurred in the defense of such action, if the person or entity so entitled to the indemnification is successful in such action. Neither Member shall be liable to the Members or to the Company for any loss resulting from errors made by any of the Indemnified Parties in good faith or from such acts or omissions, whether or not disclosed, unless such acts or omissions constitute a default by such party under this Agreement or fraud, willful misconduct or active negligence by the Indemnified Parties in question. The company’s obligations to indemnify, defend and hold harmless under this Section 6.1 shall not obligate, or impose personal liability on, any of the Members or any of its directors, shareholders, members, family members, constituent partners, officers, employees, attorneys, accountants or agents. Notwithstanding any provision contained herein to the contrary, all indemnification claims against the Company shall be subordinate to the Company’s obligations under the Loan Documents and no indemnification claims shall be paid until the Loan is paid in full.

6.2 Buy/Sell Right. At any time after the Put/Call Period, any Member (an “Offering Member”), provided that such Member is not in default, breach or violation hereunder, and it would not cause a default, breach or violation of any agreement or document affecting the Company, shall have the right to serve a notice (a “Buy-Out Notice”) on another Member (the “Offeree Member”) setting forth the Offering Member’s desire to purchase the Percentage Interest of the Offeree Member. The Buy-Out Notice shall contain a stated amount (the “Buy-Sell Price”) at which the Offering Member would purchase the Offeree Member’s Company Interest. The Buy-Out Notice shall also include a statement of the other major economic terms and conditions upon which the Offering Member would be willing to purchase from the Offeree Member its Company Interest, including its interest in any loans to the Company as well as a closing date of not less than ninety (90) days but not to exceed one hundred twenty (120) days from the date of the Buy-Out Notice (and in such case, under the circumstances described below, those terms and conditions shall also apply to the sale by the Offering Member to the Offeree Member of its Company Interest). Notwithstanding anything to the contrary herein, the Buy Out notice shall provide for repayment of preferred return and capital before any profit is distributed to any Member and if any Member serves a Buy-Out notice, the notice must be served upon all other Members simultaneously. Upon receipt of the Buy-Out Notice, the Offeree Members shall have thirty (30) days in which to give written notice (“Election Notice”) to the Offering Member electing either (i) to sell to the Offering Member all of the Offeree Member’s right, title and interest in and to its Company Interest and in any loans to the Company for a cash purchase price equal to the amount identified in the Buy-Out Notice and otherwise upon the terms set forth in the Buy-Out Notice, or (ii) to purchase all of the Offering Member’s right, title, interest in and to its Company Interest and in any loans to the Company for a cash purchase price equal to the amount identified by the Buy-Out Notice and otherwise upon the terms set forth in the Buy-Out Notice. Failure to give the Election Notice within thirty (30) days following the receipt of the Buy-Out Notice shall be deemed an acceptance by the Offeree Member of the Offering Member’s offer to purchase the Offeree Member’s Company Interest for the amount identified in the Buy-Out Notice and the Offeree Member’s agreement that the closing of such purchase and sale shall take place at the principal offices of the Company on the closing date set forth in the Buy-Out Notice. Either the Offering Member or the Offeree Member shall be entitled to enforce its rights under this Section 6.2 by specific performance. If the purchaser defaults under this Section 6.2, the seller may elect within 30 days thereafter to purchase the purchaser’s Company Interest by paying to purchaser, in cash, an amount equal to the amount identified in the Buy-Out Notice discounted by a factor of 20%.

6.3 Amendment. This Agreement may be amended only in a writing proposed by the Managing Member and signed by Members holding at least 95% of Investor Member Percentage Interests.

6.4 Definitions. Unless the context otherwise requires, the following terms shall have the following meanings:

“Adjusted Capital Account Deficit” shall mean, with respect to any Member or Managing Member, the deficit balance, if any, in such Member’s capital account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i) Credit to such capital account any amounts which such Member is deemed obligated to restore pursuant to the penultimate sentences in Sections 1.704-2(g)(l) and 1.704-2(i)(5) of the Treasury Regulations; and

(ii) Debit to such capital account the items described in Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5) and 1.704-l(b)(2)(ii)(d)(6) of the Treasury Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

“Affiliate” shall mean, with respect to any Person, a Person which, directly or indirectly, controls or is controlled by or is under common control with that Person or is controlled by a principal executive officer of that Person including, without limitation, family members. As used in this definition, “control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting interests, by contract, or otherwise.

“Asset Management Fee” shall mean an annual fee to the Managing Member in the amount of $50,000 per year payable in twelve equal monthly payments of $4,166.67 either on or before the last day of each calendar month in arrears or concurrently with other Member distributions authorized pursuant to Section 3.5; provided, however, that in the event that a portion of the Property is sold (excluding the sale of (a) any pad, or (b) any portion of the Property that was developed after the acquisition of the Property, unless such later developed portion of the Property replaces a portion of the Property that was previously developed and leased prior to the acquisition of the Property), the Asset Management Fee shall be reduced by a percentage determined by dividing (i) the Members’ invested capital allocable to such portion of the Property that is sold, and (ii) the Members’ total invested capital in the Property (including the portion sold) at the time of such sale.

“Certificate of Formation” shall mean the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Treasury Regulations.

“Company Interest” shall mean as to any member, all of the interest of that Member in the Company including, without limitation, such Member’s: (i) right to a distributive share of the profits, losses and cash flows of the Company; (ii) right to a distributive share of the Company’s assets; (iii) right to participate in the management of the business and affairs of the Company; (iv) Investor Member Percentage Interest; and (v) Percentage Interest.

“Company Minimum Gain” shall have the meaning ascribed to the term “Partnership Minimum Gain” in the Treasury Regulations Section 1.704-2(d).

“Extraordinary Cash Flow” shall mean the net cash proceeds from all sales or other dispositions (other than in the ordinary course of business) and all re-financings of property less any portion thereof used to establish reserves all as determined pursuant to the reasonable discretion of the Managing Member.

“Investor Member Percentage Interest” means, with respect to each Member, such Member’s “Investor Member Percentage Interest” as set forth on Schedule I attached hereto.

“Make-up Return”, for any year in which there is insufficient Ordinary Cash Flow, shall be the excess, if any, of: (i) an amount equal to eight percent (8%) on invested capital (less amounts of previously returned capital) per annum determined on the basis of a year of 365 days, as the case may be, for the actual number of days in the period for which the Make-Up Return is being determined over (ii) the amount of Minimum Return distributed to the Members for the relevant year.

“Member Nonrecourse Debt” shall have the meaning ascribed to the term “Partner Nonrecourse Debt” in treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” shall mean items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures which are attributable to Member Nonrecourse Debt.

“Minimum Return” shall mean an amount equal to eight percent (8%) on invested capital per annum determined on the basis of a year of 365 days, as the case may be, for the actual number of days in the period for which the Minimum Return is being determined.

“Net Profits” and “Net Losses” shall mean the income, gain, loss (including, without limitation, depreciation), deductions, and credits of the Company in the aggregate or separately stated, as appropriate, determined in accordance with the method of accounting at the close of each fiscal year employed on the Company’s information tax return filed for federal income tax purposes.

“Nonrecourse Liability” shall have the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

“Ordinary Cash Flow” shall mean the net cash proceeds from Company operations plus any amounts released from previously established reserves, less the portion of proceeds from operations used to pay or establish reserves as determined in the reasonable discretion of the Managing Member less the Asset Management Fee.

“Person” shall mean any entity, corporation, company, association, joint venture, joint stock company, partnership, trust, limited liability company, limited liability partnership, real estate investment trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), nation, state, government (including agencies, departments, bureaus, boards, divisions, and instrumentalities thereof), trustee, receiver or liquidator.

“Treasury Regulations” shall mean the final or temporary regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the code, and any successor regulations.

6.5 Severability. Every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

6.6 No Third-Party Rights. No Person other than the Members shall have any legal or equitable rights, remedies or claims under or in respect to this Agreement, and no Person other than the Members shall be a beneficiary of any provision of this Agreement.

6.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS CONFLICTS OR CHOICE OF LAW RULES. WITHOUT LIMITING THE FOREGOING, THE PROVISIONS OF THE DELAWARE LIMITED LIABILITY COMPANY ACT SHALL APPLY TO THIS AGREEMENT.

6.8 Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which is to be deemed an original for all purposes.

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IN WITNESS WHEREOF, the Members of CCA-Boise Plaza, LLC, a Delaware limited liability company, have caused this Operating Agreement to be executed, effective as of the date written above.

CCA Acquisition Company, LLC, a California limited liability company

By:	/s/ Steven H. Usdan
Steven H. Usdan, Managing Member

Schedule I and Signature Pages for other Members attached.

KW Boise Plaza LLC, a Delaware limited liability company

By:	/s/ Matt Windisch
Name: Matt Windisch
Its: Vice President

Schedule 1

Investor Members

KW Boise Plaza, LLC	90.00%
CCA Acquisition Company, LLC	6.64%
WEW Living Trust, Nancy Epstein Trustee	1.40%
Joel Epstein	1.40%
Tamara Funk	.56%

Total	100.00%

Schedule 2

The sale, issuance or transfer of common or preferred stock, convertible debt or other similar securities of Kennedy-Wilson Holdings, Inc., a publicly traded entity, or the merger or consolidation of Kennedy-Wilson Holdings, Inc. with or into another legal entity.